UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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box, inc.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

Starboard Value and Opportunity Master Fund L LP

Starboard Value L LP

Starboard Value R LP

Starboard Value R GP LLC

Starboard x master Fund LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

DEBORAH S. CONRAD

XAVIER D. WILLIAMS

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Box, Inc., a Delaware corporation (the “Company”).

Item 1: On August 9, 2021, Starboard issued the following press release:

Starboard ISSUES DETAILED investor PRESENTATION ON BOX

Presentation Provides Details on Box’s Significant Operating, Financial, and Stock Price Underperformance;

History of Missed Expectations;

Stockholder-Unfriendly Capital Allocation Decisions; and

Poor Compensation and Governance Practices

Outlines Plan to Address Performance Issues, Improve and Align Compensation and Equity Programs, and Drive Best-in-Class Governance

Highlights Starboard’s Desire to Work with Box to Create Value for the Benefit of ALL Common Stockholders

Urges Stockholders to Vote FOR Starboard’s Slate of Highly-Qualified Nominees on Starboard’s WHITE Proxy Card TODAY

NEW YORK, NY August 9, 2021 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard” or “we”), one of the largest stockholders of Box, Inc. (“Box” or the “Company”) (NYSE: BOX), with an ownership stake of approximately 8.6% of the Company’s outstanding shares, today announced that it has issued a detailed presentation titled “Unlocking Value at Box,” outlining Starboard’s views on Box, its history of engagement with the Company, the challenges that plagued the Company historically and continue to exist today, opportunities to drive improved performance through the implementation of numerous value-enhancing initiatives, and details surrounding Starboard’s slate of highly-qualified and experienced director nominees for election to Box’s Board of Directors (the “Board”) at the Company’s upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”).

The full presentation, Unlocking Value at Box, can be found at https://shareholdersforbox.com/wp-content/uploads/2021/08/Starboard-Box-Investor-Presentation.pdf.

Below are some highlights from Starboard’s detailed presentation:

Starboard’s History at Box:

•	Starboard invested in Box two years ago based on its view that the Company could significantly improve its performance and create substantial value for the benefit of all stockholders following years of underperformance.
•	For most of the past two years, Starboard was able to work collaboratively and constructively with Box in hopes of helping the Company improve its performance, including by reaching an agreement with Box in March 2020 that improved some aspects of the Company’s Board and governance standards.

•	When Box missed its commitments and reported poor results in December 2020, Starboard again asked difficult questions about strategy, operations, leadership, and the right path forward for the Company.
•	Starboard has continued to attempt to engage constructively with Box to position the Company for long-term success, even as Box took actions that Starboard felt were not in the best interests of common stockholders, such as the preferred equity financing led by KKR and related self-tender.
•	Starboard has made numerous attempts to reach a mutually agreeable solution with Box, to no avail.

Poor Operating and Stock Price Performance:

•	Box has consistently suffered from decelerating revenue growth since its IPO, despite repeated commitments regarding a growth reacceleration.
•	Despite recent improvements in non-GAAP operating margins, Box remains unprofitable after deducting stock-based compensation.
•	Box has underperformed its peer group and the broader software market over almost any time frame, underperforming its peer group by more than 450% since its IPO in January 2015[1].
•	Due to a lack of credibility after years of poor performance, Box now trades at a deep valuation discount to its peer group[2].

Pattern of Missed Expectations:

•	Since its IPO in 2015, Box has missed every long-term revenue growth target it has set.
•	Box has recently missed its FY2021 targets for net retention rate, large deal growth, and sales force productivity improvement, which are three key drivers of future revenue growth.
•	Box has repeatedly disappointed stockholders and has experienced a negative stock price reaction to earnings in 17 out of 26 quarters since its IPO.

Poor Capital Allocation:

•	Box raised $845 million of capital in two unnecessary financing transactions within a 3-month period, despite a strong balance sheet with a net cash position and significant free cash flow generation.
•	Starboard believes the $500 million preferred financing and related self-tender scheme were done to “buy the vote” and dilute the voice of common stockholders ahead of a potential election contest.

1 Source: Company filings, Capital IQ. Market data as of August 4, 2021.

Note: Returns adjusted for dividends. Peer group include all peers listed on page 12 of the Company’s FY2021 amended 10-K. Peer group stock price performance is equal-weighted.

2 Source: Company filings, Capital IQ, Bloomberg. Market data as of August 4, 2021. Based on EV / CY2022 Revenue multiples.

Severe Compensation Concerns:

•	Box has poorly designed compensation programs that do not tie executive compensation to stockholder value creation.
•	Box’s annual stock based compensation expense has consistently been approximately 20% of revenue, and the Company’s equity burn rate is 2x that of its peer group[3].
•	The Company’s short-term incentive compensation is paid in equity, eliminating the self-funding nature of such programs.
•	Box’s Compensation Committee has exercised “negative discretion” under the annual incentive plan for each of the last three years, reducing management’s bonuses that were earned based on previously agreed-upon targets. This clearly indicates the Board is displeased with the Company’s performance and has done a poor job of setting appropriate bonus targets that are tied to stockholder value creation.
•	How can the Board ask stockholders to support the status quo when its own directors are clearly dissatisfied with the Company’s performance?

Poor Governance Practices and Questionable Board Independence:

•	Box has a history of poor governance standards, including a dual-class structure at Box’s IPO and many stockholder-unfriendly governance provisions limiting stockholders’ ability to seek effective change.
•	Box maintains a classified Board structure, and stockholders cannot call special meetings or act by written consent.
•	Leading proxy advisory firms have regularly recommended WITHHOLD votes against incumbent directors.
•	Incumbent directors have consistently received low vote totals in prior uncontested elections.
•	The Company has recently taken purely reactionary steps to address some governance deficiencies ahead of an election contest.
•	Box’s Board has long-tenured directors and significant interlocks threatening the independence of the Board.
•	Since the Company’s IPO, Box has been plagued by consistent and repeated insider sales, indicating a clear lack of confidence in the Company.
•	Since October 2015, no current director or executive has purchased a single share of stock in the open market.

Plan to Improve Operating Performance at Box:

•	Starboard has spent significant time and effort studying the Company and believes there is a significant opportunity to create long-term value for the benefit of all stockholders.
•	Based on its external review of public information, Starboard outlines a number of value-enhancing initiatives that it believes should be evaluated, including opportunities focused on:
o	Revenue growth and go-to-market strategy;
o	Improving gross margins; and
o	Other operational opportunities.

3 Based on stock-based compensation expense as a percentage of average market capitalization for latest fiscal year for each company in the peer group, excluding Forescout Technologies and RealPage, which were acquired in August 2020 and April 2021, respectively.

Starboard’s Highly-Qualified and Experienced Nominees:

•	Starboard has compiled a diverse slate of experienced and knowledgeable director nominees who can propel Box forward and would bring unique skillsets and perspectives to the Board, including:

o	Deborah S. Conrad - seasoned technology executive who previously served as Chief Marketing Officer at Intel.

o	Peter A. Feld - seasoned finance executive with extensive knowledge of capital markets, corporate finance, and public company governance practices.

o	Xavier D. Williams - seasoned telecommunications and technology executive who previously served as President of multiple businesses at AT&T.

•	Starboard believes its Board nominees have the necessary experience and independence to oversee a value-enhancing transformation of Box.
•	Starboard is mindful that Box’s CEO, Aaron Levie, is up for election at the Annual Meeting. As a general practice, Starboard believes that public company CEOs should serve on the company’s board while serving as CEO.
•	As such, Starboard’s intention is to add Mr. Levie back to the Board, should he be willing to serve, in the event that one of Starboard’s nominees is elected to replace him at the Annual Meeting.

Starboard believes that with improved performance and execution, better aligned compensation plans, and enhanced governance and oversight, Box has a significant opportunity for sustainable, long-term value creation.

Please vote on the WHITE proxy card TODAY to support the election of Starboard’s highly-qualified directors at the upcoming Annual Meeting.

Please visit www.shareholdersforbox.com for more information.

Vote on the WHITE proxy card today!

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of Starboard’s proxy materials,

please contact Okapi Partners LLC, which is assisting Starboard, at the phone numbers or email listed below.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Stockholders may call toll-free: (855) 208-8901

Banks and brokers call: (212) 297-0720

E-mail: info@okapipartners.com

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

box@starboardvalue.com

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(855) 208-8901

Item 2: Also on August 9, 2021, Starboard uploaded the following materials to www.shareholdersforbox.com:

Home | About Starboard | Our Nominees | History | Investor Materials | How To Vote | Contact

SUPPORT POSITIVE CHANGE AT BOX

Vote for the WHITE CARD Today

Starboard Issues Detailed Investor Presentation on Box

VIEW INVESTOR PRESENTATION | VIEW PRESS RELEASE

OUR NOMINEES

DEBORAH S. CONRAD

PETER A. FELD

XAVIER D. WILLIAMS

HOW TO VOTE

If you wish to support our campaign, please use the white proxy card you received in the mail.

VIEW MORE INFORMATION

Starboard Value

Peter Feld
(212) 201-4878

Ajay Sundar
(212) 845-7924

Okapi Partners LLC

Bruce H. Goldfarb | Patrick McHugh
(212) 297-0720

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